Exhibit 3.32

THIRD AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

GOLD TIP, LLC

This Third Amended and Restated Limited Liability Company Agreement (as amended, modified or supplemented from time to time, this “Agreement”) of Gold Tip, LLC (the “Company”) is entered into as of February 1, 2013 (the “Effective Date”), by Bushnell Inc., a Delaware corporation (the “Managing Member”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 18-101 of the Act.

This Agreement amends and restates in its entirety the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 30, 2011 (the “Prior Agreement”), entered into by and between Green Arch, LLC, a Delaware limited liability company (“Green Arch”) and Green Arch Partners, LLC, a Delaware limited liability company (“Green Arch Partners”, and together with Green Arch, the “Prior Members”).

RECITALS

WHEREAS, the Company was formed as a Delaware limited liability company in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.) (as amended from time to time, the “Act”) on December 29, 2008;

WHEREAS, the affairs of the Company and the conduct of its business were previously governed by the Prior Agreement;

WHEREAS, the Managing Member, the Company, the Prior Members, Green Arch in its capacity as Members’ Representative and (solely for the purposes of Section 6.4 thereof) Tomislav Zelenovic have entered into that certain Membership Interest Purchase Agreement, dated as of January 31, 2013, pursuant to which the Managing Member acquired all of the issued and outstanding limited liability company membership interests of the Company; and

WHEREAS, the Managing Member now desires to continue the Company in accordance with the Act and to amend and restate the Prior Agreement in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Managing Member intending to be legally bound, agrees as follows:

1.                                      Purpose.  The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

2.                                      Registered Office.  The address of the registered office of the Company in the State of Delaware is % Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.                                      Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

4.                                      Managing Member.  The name and the mailing address of the Managing Member are as follows:

Bushnell Inc.

9200 Cody

Overland Park, Kansas 66214

Attn: Blake Lipham

Facsimile: (913) 981-1896

8.                                      Powers.  The business and affairs of the Company shall be managed by the Managing Member, and the Managing Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware; provided that the Managing Member shall have the right to designate an individual or entity to act as the manager of the Company and to exercise any or all of the rights and powers reserved to the Managing Member under this Agreement. The Managing Member is authorized to bind the Company and to execute and deliver any document on behalf of the Company without any vote or consent of any other individual or entity permitted to be a member of a limited liability company under the Act (a “Person”). The Managing Member is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file all certificates (and any amendments or restatements thereof) required or permitted by the Act to be filed in the office of the Secretary of State of the State of Delaware. The Managing Member is hereby authorized to execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

9.                                      Officers.  Officers of the Company may be elected from time to time by the Managing Member and shall consist of such officers as may be deemed necessary or desirable by the Managing Member.

10.                               Dissolution.  The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Managing Member, (b) any time there are no members of the Company unless the Company is continued in accordance with the Act, or (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

11.                               No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, each of the Company and the Managing Member covenants, agrees and acknowledges that no Person other than the Managing Member shall have any obligation hereunder and that no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by, any current or future general or limited partner, director, officer, agent, employee, affiliate or assignee of the Managing Member or any current or future director, officer, agent, employee, general or limited partner, Managing Member, affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, for any obligations of the Managing Member under this Agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation.

12.                               Capital Contributions.  The Managing Member has contributed the amount in cash set forth on Schedule I hereto, and no other property, to the Company. The Managing Member shall not be obligated to make additional capital contributions to the Company.

13.                               Allocations of Profits and Losses.  The Company’s profits and losses shall be allocated to the Managing Member.

14.                               Distributions.  Distributions shall be made to the Managing Member at the time and in the aggregate amounts determined by the Managing Member.

15.                               Assignments.  The Managing Member may not assign in whole or in part its limited liability company interests, except to any individual or entity that directly or indirectly through one or more intermediaries, alone or through an affiliated group, Controls, is Controlled by, or is under common Control with, the Managing Member. “Control” means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

16.                               Amendment.  After the date hereof, this Agreement may be amended with the consent of the Managing Member.

17.                               Resignation.  The Managing Member may resign from the Company upon written notice to the Company.

18.                               Admission of Additional Member.  One (1) or more additional members of the Company may be admitted to the Company with the consent of the Managing Member.

19.                               Liability of Managing Member.  The Managing Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

20.                               Exculpation; Indemnification; Insurance.

(a)                                 To the fullest extent permitted by law, the Company indemnifies and holds harmless (i) the Managing Member and each of its respective affiliates or agents, and (ii) any Prior Member or prior Manager (as defined in the Prior Agreement), and (iii) each current or former officer, director, manager, controlling Person, partner, member, employee or shareholder of any Prior Member, and (iv) each of their respective successors and assigns, heirs, executors or administrators (any person specified in clause (ii) or (iii) is referred to as the “Prior Indemnified Persons”, and together with such Persons specified in (i) and (iv), collectively, “Indemnified Persons”) from and against any and all Claims that relate to such Indemnified Person’s status or activities as an Indemnified Person, or to the Operations; provided, that the indemnification and exculpation obligations set forth herein and in the Prior Agreement applicable to any Prior Indemnified Person shall only survive for a period of six (6) years after the Effective Date notwithstanding any time periods providing for longer survival periods in the Prior Agreement, or the Company’s certificate of formation (or similar organizational documents) or any indemnification agreement between the Company or any of the Prior Members and any Person. “Claims” means losses, claims, costs, damages, liabilities, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, diminution in value and other amounts arising from or incurred or imposed upon an Indemnified Person in connection with any and all claims, demands, actions, suits or other proceedings, whether civil, criminal, administrative or investigative. “Operations” means the Company’s ordinary course operations, consistent with past practices. An Indemnified Person’s reasonable expenses paid or incurred in investigating, preparing or defending itself against any Claim will be reimbursed as paid or incurred. A Person will be considered an Indemnified Person whether or not the Person has the status required to be an Indemnified Person at the time any such Claim is made or maintained. This Section 20 does not apply with respect to any Indemnified Person as to that portion of any Claim determined by the final decision (from which an appeal cannot be or is not timely taken) of a court or arbitrator of competent jurisdiction to have been caused by the Indemnified Person’s gross negligence, willful misconduct or willful material breach of this Agreement or the Prior Agreement. Any payments made to or on behalf of a Person who is later determined not to be entitled to them must be refunded to the Company promptly following the determination, and may be withheld from distributions otherwise required to be made to such Person.

(b)                                 The rights to indemnification and the advancement of expenses conferred in this Section 20 are not exclusive of any other right that any Indemnified Person may have or later acquire under any statute, agreement or otherwise.

(c)                                  The Company will maintain directors’ and officers’ insurance and may maintain any other insurance, at its expense, to protect any Person against specified risks or liabilities, whether or not the Company would have the power to indemnify the Person against such risks or liabilities under the Act. The Managing Member will determine coverage amounts, scope and other features of any such insurance. The Company may also maintain key man life insurance policies for each officer of the Company in amounts and with terms acceptable to the Managing Member.

(d)                                 An Indemnified Person will not be liable to the Company or the Managing Member, or any Prior Member, and neither the Managing Member nor any Prior Member will seek to hold any Indemnified Person liable, for any act or omission performed or omitted by the Indemnified Person pursuant to authority granted to the Indemnified Person by this Agreement or the Prior Agreement, unless the act or omission was attributable to the Indemnified Person’s gross negligence, willful misconduct, or willful material breach of this Agreement or the Prior Agreement. The Managing Member may exercise any of the powers granted by this Agreement and perform any of the duties imposed upon it by this Agreement either directly or by or through its agents, and the Managing Member is not responsible for any misconduct or negligence on the part of any such agent appointed by the Managing Member. Any duties (including fiduciary duties) of, and related liabilities imposed by law upon, an Indemnified Person are, to the extent permitted by law, modified by this Agreement.

(e)                                  In the event that the Managing Member, the Company, the Company’s subsidiaries, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, such successor Person shall assume the obligations set forth in this Section 20.

21.                               Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

*     *     *     *     *

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MANAGING MEMBER:

BUSHNELL INC.

By:	/s/ Blake Lipham
	Name:	Blake Lipham
	Title:	Chief Executive Officer

SCHEDULE I

NAME	CAPITAL CONTRIBUTION
Bushnell Inc.	$17,600,000.00